Exhibit 99.1

PRESS RELEASE	Contact: Victor M. Perez, CFO 713-369-0550
ALLIS-CHALMERS ENERGY REPORTS RESULTS FOR
FULL YEAR AND FOURTH QUARTER 2008
HOUSTON, TEXAS, March 4, 2009 — Allis-Chalmers Energy Inc. (NYSE: ALY) today announced results for the full year and fourth quarter ended December 31, 2008. Allis-Chalmers reported a net loss of $70.4 million for the fourth quarter, or $2.00 per share, including $120.1 million of charges, primarily the impairment of goodwill in the amount of $115.8 million. Net income for the fourth quarter of 2007 was $5.8 million, or $0.16 per diluted share. Without the charges, net income for the fourth quarter of 2008 would have been $9.8 million or $0.28 per diluted share. Revenues for the fourth quarter of 2008 increased 26.1% to $181.4 million compared to $143.8 million for the fourth quarter of 2007.
The financial results for the fourth quarter of 2008 include non-routine pre-tax charges totaling $120.1 million from a combination of impairment of goodwill and other items which impacted the fourth quarter, including a foreign exchange loss of $1.3 million due to the devaluation of the Argentine peso, a $1.8 million addition to the allowance for bad debts, and the writedown of an asset held for sale of $900,000. The impairment of goodwill is a $115.8 million pre-tax, non-cash charge pursuant to Statement of Financial Accounting Standards No. 142. The goodwill impairment charge is affected by current valuations in the equity markets and the economic environment. The goodwill impairment charge has no impact on any of Allis-Chalmers’ debt covenants, collateral coverage of its secured debt, or liquidity.
For the full year ended December 31, 2008, total revenues were $675.9 million, which represented an increase of 18.4% compared to $571.0 million for the year ended December 31, 2007. Revenues in 2008 increased 35.0% in our Drilling and Completion segment due to the addition of 16 new service rigs and one new drilling rig placed in service in Argentina in 2008 and price increases. Revenues increased 20.0% in 2008 in our Oilfield Services segment due to the purchase of additional equipment, growth in new geographic regions, such as the Fayetteville, Marcellus and Haynesville shales, and acquisitions completed in the second half of 2007 which expanded our directional drilling capabilities. In our Rental Services segment, revenues decreased 14.4% in 2008 due to the decrease in U.S. Gulf of Mexico activity, a more competitive pricing environment, and the impact of Hurricanes Ike and Gustav.

The net loss for the year ended December 31, 2008 was $39.5 million, or $1.13 per share, including the $115.8 million goodwill impairment charge, compared to net income of $50.4 million, or $1.45 per diluted share, in 2007. Excluding the impairment charge, net income for 2008 was $38.4 million or $1.08 per diluted share. Net income in 2007 included a gain on the sale of assets of $8.9 million equal to approximately $0.16 per diluted share, compared to a gain on the sale of assets of $166,000 in 2008.
For the fourth quarter of 2008 Adjusted EBITDA was $41.6 million, compared to $38.6 million for the fourth quarter of 2007. Adjusted EBITDA was $177.3 million for the year ended December 31, 2008, compared to $185.4 million for 2007. Adjusted EBITDA in 2007 included an $8.9 million gain from the sale of assets. EBITDA and Adjusted EBITDA are non-GAAP financial measures that are not necessarily comparable from one company to another and additional information and discussion regarding EBITDA and Adjusted EBITDA are provided later in this release.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated, “We are very pleased with our results in the fourth quarter and for all of fiscal 2008. Despite the allowance for the non-cash charges, every segment performed as per expectations. We continue to believe in the future prospects and values inherent in our businesses and are pleased with our position in the Rental Services segment. Although the significant reduction in the domestic rig count will pose challenges to equipment utilization and pricing in 2009 we plan to continue to defend our position and grow our international operations which contributed approximately 40% of our total EBITDA in 2008. The acquisition of BCH Ltd. in December 2008, the deployment of two rigs to Bolivia in December 2008 and January 2009, and the benefit from a full year’s operation of 16 additional service rigs and two 750 hp drilling rigs in Argentina should result in increased international EBITDA in 2009.”
Mr. Hidayatallah also noted, “Domestically our Oilfield Services segment expanded its geographic footprint into the Marcellus, Haynesville and Fayetteville shales and added new technologically advanced equipment such as Casing Running Tools for our Tubular Services division, new coiled tubing units, and foam units for air drilling. Unfortunately, we began to see the domestic market deteriorate in the fourth quarter before we achieved the full benefit of all of these investments. Our Rental Services segment achieved its goal of increasing its business from the growing land shale plays and the international markets, while diversifying away from the U.S. Gulf of Mexico shelf. We continue to maintain our rental business in the less volatile deep water Gulf of Mexico with the rental of our premium drill pipe and our specialized equipment for landing heavy casing strings. During 2008 we commenced generating rental revenues from Colombia and Libya, and last month announced the formation of a new joint venture to operate in Saudi Arabia.”

Mr. Hidayatallah continued, “As previously announced, we have taken steps to respond to the decrease in the U.S. rig count, the turmoil in the financial markets and the resulting impact on capital availability. Capital expenditures have been reduced to maintenance levels and to finishing out those projects previously committed. We have taken significant cost reduction steps and will continue to examine other opportunities dependent upon the business outlook. The profile of our debt is such that 85% is on an interest only basis, due in 2014 to 2017. We currently have $42.5 million of borrowings under our $90 million revolver or about 4% of our capitalization. We have a total of approximately $70.0 million available under our credit facilities and net working capital of approximately $83.1 million.”
Segment Results for Full Year 2008:
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Oilfield Services. Revenues for the year ended December 31, 2008 for our Oilfield Services segment were $280.8 million, an increase of 20.0% from $234.0 million in revenues for the year ended December 31, 2007. The increase in revenues was primarily due to the purchase of additional MWD tools, new compressors and new “foam” units for our underbalanced drilling operations, new coiled tubing units and the benefit of acquisitions completed in the last half of 2007 which added downhole motors, MWDs, and directional drillers. The additional equipment and personnel enabled us to strengthen our presence in new geographic markets and increase our market penetration. Income from operations decreased 27.4% to $38.6 million for 2008 from $53.2 million for 2007 primarily because income from operations includes a $9.4 million goodwill impairment charge for the year ended December 31, 2008, while income from operations for the year ended December 31, 2007 includes an $8.9 million gain on the sale of our capillary tubing assets. In addition, depreciation and amortization expense in the segment increased 46.8% to $24.7 million in 2008, compared to $16.8 million in the prior year. The increase in depreciation expense in this segment was due to our capital expenditures, principally the new coiled tubing units which were delivered in the second half of 2008 and the new Casing Running Tools. Depreciation expense impacted income from operations as we did not achieve high levels of equipment utilization due to the decrease in domestic activity.

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Drilling and Completion. Our Drilling and Completion revenues were $291.3 million for the year ended December 31, 2008, an increase of 35.0% from $215.8 million in revenues for the year ended December 31, 2007. Our Drilling and Completion revenues increased in 2008 primarily due to the addition of 16 new service rigs and one drilling rig which were placed in service at various dates in 2008 and increased prices for our services. Income from operations increased to $40.2 million in 2008 compared to $38.8 million for the year ended December 31, 2007. Income from operations as a percentage of revenue decreased to 13.8% for 2008 compared to 18.0% for 2007. This was due primarily to higher wages, which included other payroll expenses, and the increase in administrative costs all relating to labor concessions in Argentina granted by the oil industry in the last half of 2007 and a significant increase in our labor force and labor-related expenses in connection with the delivery of new rigs prior to their activation.

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Rental Services. Our Rental Services revenues were $103.8 million for the year ended December 31, 2008, a decrease of 14.4% from $121.2 million in revenues for the year ended December 31, 2007. Income from operations decreased to an operating loss of $74.4 million in 2008, compared to operating income of $49.1 million in 2007, primarily because of a $106.4 million goodwill impairment charge recorded in 2008. The decrease in revenues and operating income is also attributable to a more competitive market environment due to decreased U.S. Gulf of Mexico drilling activity beginning in the last half of 2007 as a result of the departure of drilling rigs to the international markets, and the impact of hurricanes in the U.S. Gulf of Mexico in 2008.

Conference Call
Allis-Chalmers has scheduled a conference call to be held on Wednesday, March 4, 2009 at 10:00 am Eastern time, 9:00 am Central time. The call will be web cast live on the Internet through the Investor Relations page on the Allis-Chalmers’ website. To participate by telephone, call (888) 771-4350 domestically or (847) 585-4343 internationally ten minutes prior to the start time. The confirmation number is 24002936. Participants may pre-register for the call at the following link and will be issued a new phone number and a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.
http://web.meetme.net/r.aspx?p=1&a=70542400293680
A telephonic replay will be available through March 11, 2009 and may be accessed by calling (888) 843-8996 domestically or (630) 652-3044 internationally, and using the passcode 7628650. The call will be available for replay through Allis-Chalmers’ website.
About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield company. We provide services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Oklahoma, Louisiana, Arkansas, Pennsylvania, New Mexico, Colorado, offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Mexico and Brazil. Allis-Chalmers provides rental services, international drilling, directional drilling, tubular services, underbalanced drilling, and productions services. For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.

Forward-Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of our management, such statements can only be based on facts and factors that our management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.
Further information about the risks and uncertainties that may affect our business are set forth in our most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and in our other SEC filings and publicly available documents. We urge readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Use of EBITDA and Adjusted EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. Allis-Chalmers defines EBITDA accordingly for the purposes of this press release. We also utilize Adjusted EBITDA as a supplemental financial measurement in the evaluation of our business. We have defined Adjusted EBITDA for the purposes of this press release to mean EBITDA plus stock compensation expense. However, EBITDA and Adjusted EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other Income or cash flow statement data prepared in accordance with GAAP. However, we believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

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are widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

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help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and

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are used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation, and to assess compliance in financial ratios.

There are significant limitations to using EBITDA and Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies. Reconciliations of these financial measures to net income, the most directly comparable GAAP financial measure, are provided in the table below.
Reconciliation of EBITDA and Adjusted EBITDA to GAAP Net Income
($ in millions)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2008	2007	2008	2007(1)
Net income (loss)	(70.4)	5.8	(39.5)	50.4
Depreciation and amortization	19.1	14.7	67.7	55.0
Impairment of goodwill (non-cash)	115.8	—	115.8	—
Interest expense, net	10.7	11.3	42.8	46.3
Income taxes	(35.3)	4.0	(17.4)	28.8

EBITDA	$39.9	$35.8	$169.4	$180.5
Stock compensation expense (non-cash)	1.7	2.8	7.9	4.9

Adjusted EBITDA	$41.6	$38.6	$177.3	$185.4

(1)	Includes an $8.9 million gain from the sale of assets in the second quarter of 2007.
- tables to follow -

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED INCOME STATEMENT
(in thousands, except per share amounts)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues	$181,366	$143,824	$675,948	$570,967

Operating costs and expenses
Direct costs	124,394	91,507	446,235	341,450
Depreciation	18,132	13,682	63,460	50,914
General and administrative expense	15,871	16,893	59,953	58,622
Gain on asset dispositions	—	—	(166)	(8,868)
Impairment of goodwill	115,774	—	115,774	—
Amortization	998	1,052	4,212	4,067

Total operating costs and expenses	275,169	123,134	689,468	446,185

Income (loss) from operations	(93,803)	20,690	(13,520)	124,782

Other income (expense)
Interest expense	(12,168)	(11,863)	(48,411)	(49,534)
Interest income	1,470	541	5,617	3,259
Other	(1,154)	468	(563)	776

Total other income (expense)	(11,852)	(10,854)	(43,357)	(45,499)

Net income (loss) before income taxes	(105,655)	9,836	(56,877)	79,283

Income tax benefit (expense)	35,271	(4,052)	17,413	(28,843)

Net income (loss)	$(70,384)	$5,784	$(39,464)	$50,440

Net income (loss) per common share:
Basic	$(2.00)	$0.17	$(1.13)	$1.48

Diluted	$(2.00)	$0.16	$(1.13)	$1.45

Weighted average shares outstanding:
Basic	35,193	34,822	35,052	34,158

Diluted	35,193	35,284	35,052	34,701

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$6,866	$43,693
Trade receivables, net	157,871	130,094
Inventory	39,087	32,209
Deferred income tax asset	6,176	1,847
Prepaid expenses and other	15,238	10,051

Total current assets	225,238	217,894

Property and equipment, net	760,990	626,668
Goodwill	43,273	138,398
Other intangible assets, net	37,371	35,180
Debt issuance costs, net	12,664	14,228
Other assets	31,522	21,217

Total assets	$1,111,058	$1,053,585

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$14,617	$6,434
Trade accounts payable	62,078	37,464
Accrued salaries, benefits and payroll taxes	20,192	15,283
Accrued interest	18,623	17,817
Accrued expenses	26,642	20,545

Total current liabilities	142,152	97,543

Deferred income tax liability	4,260	30,090
Long-term debt, net of current maturities	579,044	508,300
Other long-term liabilities	2,193	3,323

Total liabilities	727,649	639,256

Commitments and Contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	357	351
Capital in excess of par value	334,633	326,095
Retained earnings	48,419	87,883

Total stockholders’ equity	383,409	414,329

Total liabilities and stockholders’ equity	$1,111,058	$1,053,585

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION
(in thousands)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(audited)

Revenue
Oilfield Services	$70,889	$60,001	$280,835	$233,986
Drilling & Completion	80,695	55,500	291,335	215,795
Rental Services	29,782	28,323	103,778	121,186

	$181,366	$143,824	$675,948	$570,967

Operating income (loss)
Oilfield Services	$(1,575)	$9,149	$38,643	$53,218
Drilling & Completion	10,630	8,745	40,226	38,839
Rental Services	(98,394)	7,927	(74,361)	49,139
General corporate	(4,464)	(5,131)	(18,028)	(16,414)

	$(93,803)	$20,690	$(13,520)	$124,782

Depreciation and amortization
Oilfield Services	$7,033	$4,872	$24,725	$16,838
Drilling & Completion	4,032	2,960	14,316	11,288
Rental Services	7,969	6,761	28,131	26,353
General corporate	96	141	500	502

	$19,130	$14,734	$67,672	$54,981

Capital expenditures
Oilfield Services	$22,801	$11,141	$58,400	$48,610
Drilling & Completion	7,886	12,036	73,362	28,911
Rental Services	5,850	3,827	22,550	34,883
General corporate	96	60	156	747

	$36,633	$27,064	$154,468	$113,151